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                                                                     Exhibit 8.2

                         [LETTERHEAD OF WHITE & CASE]


November 25, 1997


Bozell, Jacobs, Kenyon & Eckhardt, Inc.
40 West 23rd Street
New York, New York 10010


Ladies and Gentlemen:

          We are acting as counsel to Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Cherokee Acquisition Corporation ("Sub"), a Delaware corporation and a wholly-owned subsidiary of True North Communications Inc., a Delaware corporation ("Parent"), with and into the Company, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 30, 1997, by and among Parent, Sub and the Company. At your request, we are rendering our opinion concerning the material U.S. federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of the Company upon the accuracy and completeness of the statements and representations contained, respectively, in the certificates of the officers of Parent and the Company and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to such term in the Merger Agreement, or if not defined therein, in the Joint Proxy Statement/Prospectus of Parent and the Company which is part of the Registration Statement on Form S-4 of Parent relating to the proposed Merger (the "Joint Proxy Statement/Prospectus").

          We have also assumed, with your consent, that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance with the provisions of the Merger Agreement and as described in the Joint Proxy Statement/Prospectus, (ii) the representations and warranties set forth in the Merger Agreement will be true and correct at the Effective Time, (iii) the Merger will be
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approved as required by law or stock exchange policy by stockholders of Parent and the Company, and (iv) the Merger will qualify as a merger under the applicable laws of the State of Delaware.

          Based upon and subject to the foregoing, and upon our analysis of the Internal Revenue Code of 1986, as amended (the "Code"), and the decisions, regulations and rulings thereunder in effect and available on the date hereof (all of which are subject to change which may be retroactive), we are of the opinion that, for U.S. federal income tax purposes:

          i. The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          ii. No gain or loss will be recognized by Parent or the Company as a result of the Merger;

          iii. No gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

          iv. The aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock;

          v. The holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

          vi. A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

          This opinion does not address the tax consequences of a conversion in the Merger of Company Common Stock received upon the exercise of Warrants

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Bozell, Jacobs, Kenyon & Eckhardt, Inc.
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prior to the Effective Time in contemplation of the Merger. Further, this opinion does not address the various state, local and foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any U.S. federal income tax consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

          We hereby consent to the references to this firm under the headings "SUMMARY - The Merger - Certain Federal Income Tax Consequences" and "THE MERGER -Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,



                                                /s/ White & Case